Exhibit 99.1

Team Pega,

I wanted to update everyone on an important milestone in the Appian case.

Yesterday we filed our appeal (https://www.pega.com/february-2023-appeal/) with the Court of Appeals of Virginia. This allows us to share – in detail – the reasons we feel this unprecedented ruling is indefensible. As legal documents go, I think you’ll find it to be a compelling and, at times, shocking read – one that’s free from Appian’s theatrics. We’ve continually expressed confidence in the strength of our appeal, and you’ll see why after reading the document and summary below.

Feel free to share this information with any clients or partners who may still have questions. We think anyone reading this will come to the same unmistakable conclusion we did – that the case contains little more than sensationalism, and the judgment is the result of factual and legal errors and must be overturned.

These documents, and our past communications about the lawsuit, are available on www.pega.com/appian-lawsuit-statement. This marks a critical step in righting this wrong, and we’ll continue to update you on any major developments as we move through the process.

Thanks,

Ken

Ken Stillwell | Chief Operating Officer and Chief Financial Officer | Pegasystems Inc.

Appian v. Pegasystems: Summary of Pega’s Appeal

Case background

Appian sued Pega in a Virginia county court for misappropriating ‘trade secrets’ between 2012-2014. Back in 2012, Pega’s then head of competitive intelligence (now in that same role at Appian) engaged a consultant to demonstrate Appian’s widely available product. Appian claimed these common demonstrations included ‘trade secrets’ and that Pega copied some of the features into its own products to save Pega from suddenly becoming ‘obsolete and irrelevant’ in 2013.

But as Pega’s appeal makes clear, not only were most of these ‘secrets’ readily observable to outsiders, they were already present in Pega’s products. Nonetheless, numerous errors by the court fueled a jury finding in favor of Appian with the largest award in Virginia court history.

Below is a summary of some of the key errors in this egregious judgment detailed in Pega’s appeal filing:

Appian’s claims don’t qualify as ‘trade secrets’

Appian made its platform and accompanying features available to thousands upon thousands of people without any confidentiality requirements and often without even knowing their identities. The company also gave explicit permission to software resellers – so many that it lost count – to freely demonstrate to anyone they wished. Potential customers were also free to take unlimited screenshots and videos of these demos and to share them however they liked. In doing so, Appian failed the basic threshold requirement of keeping a ‘trade secret’ secret, forfeiting the right to legal protection. By allowing the verdict to stand despite the absence of any trade secrets, the trial court committed a fundamental error in interpreting the law.

The court improperly stopped the jury from hearing crucial evidence

The trade secret mistake was just one of numerous errors. For example, Pega was also prevented from demonstrating earlier versions of its own software. This would have let jurors see for themselves that Pega long before had the features Appian claimed were copied. In addition, the court stopped the jury from learning that most of Pega’s business is unrelated to Appian’s claims.

The court flipped the law on proving damages on its head

Compounding these errors, the court adopted an unprecedented (and incorrect) approach to how the jury should consider damages. Virginia’s trade secrets law requires Appian to prove the alleged misappropriation caused the damages Appian sought. Instead, the court only required Appian to point to the amount of Pega’s total revenue over an eight-year period – and then moved the burden to Pega to prove that revenue was not subject to any damages. This wrongly presumed every penny of Pega’s revenue during that time was driven by Appian’s ‘secrets,’ even though much of it came from other product lines wholly unrelated to this case.

The language of the law is clear, and by ignoring it, the court improperly enabled a sky-high award.

The trial court’s judgment should be overturned

A correct interpretation on any of these issues should have been enough to rule in Pega’s favor. Pega asks the Court of Appeals to overturn the judgment and either rule in Pega’s favor or order a new trial on some or all issues. Written exchanges on the appeal are expected to be completed in the next 90 days, with oral arguments anticipated in summer 2023 and a written opinion issued some months later. Any potential appeal by either party to the Supreme Court of Virginia would follow. The full brief can be found here (https://www.pega.com/february-2023-appeal/).